UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 9, 2019

SharpSpring, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5001 Celebration Pointe Avenue Gainesville, FL 32608
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (888) 428-9605

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SHSP	The NASDAQ Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2019, SharpSpring, Inc. (the “Company”) entered into a Note Conversion Agreement (the “Conversion Agreement”) with SHSP Holdings, LLC (“SHSP Holdings”) and Evercel Holdings, LLC (“Evercel,” and together with SHSP Holdings, the “Investor”), pursuant to which the parties agreed to the conversion (the “Conversion”) of the Convertible Promissory Note in the principal amount of $8,000,000 (the “Note”), which was issued by the Company to SHSP Holdings as of March 28, 2018, into 1,241,635 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company’s entry into the Conversion Agreement was unanimously approved by the disinterested members of the Company’s Board of Directors based on the Board’s determination that the conversion would, among other things, decrease the potential dilutive effect of the conversion of the Note relative to conversion at the previously scheduled five-year maturity of the Note; provide a meaningful savings in the total interest paid by the Company in connection with the Note compared to the interest that the Company would have incurred had the Note converted at maturity; eliminate certain restrictions on the ability of the Company to incur indebtedness when and if the Company deems it in the best interest of the Company; and strengthen the Company’s balance sheet by eliminating indebtedness.

Under the Conversion Agreement, the Conversion is effective as of May 9, 2019. As of such date, (1) SHSP Holdings is deemed to be the holder of record of the Conversion Shares; (2) the Note is deemed to have been converted into the Conversion Shares, and any interest in any amount will cease to accrue or be payable with respect to the Note; and (3) SHSP Holdings ceases to be a holder of any Notes, and the Note ceases to be outstanding, for purposes of the Investors’ Rights Agreement dated as of March 28, 2018 among SHSP and the Investor, including the provisions of the Investors’ Rights Agreement (i) providing the Investor with the right to designate a member of the Company’s Board, (ii) prohibiting sales of Common Stock by the Company’s Chief Executive Officer and Chief Technology Officer and (iii) restricting the Company’s ability to incur certain indebtedness.

Concurrently with the execution and in accordance with the terms of the Conversion Agreement, Daniel C. Allen, a director of the Company and an affiliate of the Investor, tendered to the Company an undated letter of resignation, which resignation may be accepted by the Company’s Board at any such time as it may determine in its sole discretion and will be deemed effective immediately upon such acceptance. The Company’s Board has not as of yet determined to accept the tendered resignation.

The foregoing description of the Conversion Agreement is not intended to be complete and is qualified in its entirety by the full text of the Conversion Agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective as of the issuance and delivery of the Conversion Shares to SHSP Holdings in accordance with the Conversion Agreement described under Item 1.01, above, the Note will be canceled and terminated in its entirety and of no further force and effect, and any and all indebtedness and other obligations of the Company under the Note will be fully performed and discharged, and any and all claims or rights of SHSP Holdings or its affiliates thereunder will be fully and finally extinguished and released.

Item 2.02 Results of Operations and Financial Condition.

On May 9, 2019, the Company issued a press release to report its financial results for the first quarter ended March 31, 2019. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 2.02 and Exhibit 99.1 in Item 9.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Note Conversion Agreement, dated May 9, 2019, by and among SharpSpring, Inc., SHSP Holdings, LLC, and Evercel Holdings, LLC.

99.1	Press Release dated May 9, 2019 – First Quarter 2019 Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPSPRING, INC.

Dated: May 9, 2019	By:	/s/ Bradley M. Stanczak
Bradley M. Stanczak,
Chief Financial Officer

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